EXCEL INDUSTRIES
120 North Main Street
Elkhart, Indiana  46514
219/264-2131

                         EXCEL INDUSTRIES
                      TOPS $1 BILLION SALES
                     IN REPORTED 1998 RESULTS


ELKHART, Ind., Feb. 18 -- Excel Industries, Inc. (NYSE: EXC) today reported that sales rose 15 percent to exceed $1 billion for the first time last year. Profit declined 3 percent, impacted by operating results in the seat systems business. In the final quarter of the year, however, profit more than doubled on a 49 percent increase in sales.

     For the year ended January 2, 1999, sales were $1,106,103,000 compared to $962,333,000 in 1998. Net income for 1998 of $16,953,000, or $1.37 per share, declined from $17,564,000, or
$1.59 per share, the previous year. In the fourth quarter of 1998, sales rose to $347,641,000 from $233,095,000 in the final 1997 quarter. Net income increased 123 percent to $4,229,000, or 35 cents per share, from $1,898,000, or 16 cents per share, in the fourth quarter of 1997.

     The sales increase in the fourth quarter reflects consolidation of Schade GmbH & Co. KG, in which the company acquired a majority interest at mid-year, and improved sales levels in automotive, RV, mass transit and heavy truck industries.
Results for the quarter and the year were adversely affected by problems in seat systems operations that reduced net income more than $1.00 per share. The General Motors strikes in the second and third quarters of the year cost 16 cents per share.

     Basic per-share earnings in 1998 were computed on 12,370,000 weighted average shares outstanding versus 11,079,000 weighted average shares outstanding in 1997. On a diluted basis, net income per share was $1.36 in 1998 compared to $1.48 in 1997. In the fourth quarter, diluted per-share earnings were 35 cents versus 16 cents in the 1997 quarter.

     James O. Futterknecht, Jr., Chief Executive of Excel, said one of the company's primary operational goals in 1998 was resolution of unsatisfactory performance in seat systems operations while continuing the beneficial trends in the majority of the business. "We tackled the managerial and technical issues aggressively so that by year-end we knew we would at least be at break-even in this acquired business during 1999 and profitable in 2000." He added that the year would have been a record for profit as well as sales without the costs of those actions.

     Futterknecht noted that besides the turnaround in seat systems, the company acquired a strong position in Europe and won important new contracts in all its product sectors. "We integrated our European manufacturing base at mid-year by acquiring a 70 percent interest in Schade GmbH & Co. KG, our long-time strategic partner. Schade added about $165 million in sales and $9 million in operating profit, and we expect this newest business unit to at least double those sales and continue to improve operating margins this year."

     "We will increase the already-significant content on the current Ford Explorer program when it's replaced in 2001. In an industry first, one of our Explorer window products will be supplied in 14 trim colors in customer-determined assembly order, known as in-line vehicle sequencing (ILVS). We also pushed the technology frontier with our rear window on Ford's new Explorer Sport Trac that is powered by a smart' motor for one-touch up and down operation."

     Futterknecht said that Excel is about to begin a new phase in OEM supply by merging with Dura Automotive Systems, Inc. (Nasdaq:DRRA). "Larger size does count because it permits the scale to tackle the global automotive market and permits suppliers to spread support costs over a larger production base. By merging with Dura, our joint venture partner in Brazil for the last three years, the combined entity will have annual revenue near $2.5 billion."

     Futterknecht said that the two companies have already initiated the process of integration. "By the time we have received shareholder and regulatory approvals, we expect to move together quickly and provide a powerful global competitor," he said. "In North America alone, the combined companies will rank in the top 25 suppliers and in Europe will exceed $900 million in sales." Record date for the merger was February 16, 1999, and proxy materials for the March 23 special shareholders meeting to approve the transaction will be distributed next week.

     Serving customers since 1928, Excel Industries, Inc. Is a technically innovative tier-one and tier-two supplier to the automotive, heavy truck, recreational vehicle and bus industries. It produces window, door and seating systems, RV appliances, and complex injection-molded parts. Excel has a global commitment to continuous improvement of quality, cost and delivery of reliable components and systems.

             EXCEL INDUSTRIES, INC. AND SUBSIDIARIES
                  Condensed Statements of Income

                                                    Year ended
                                           ----------------------------
                                          January 2,         December 27,
                                             1999                 1997
                                          -----------         -----------
                                                   (Audited)
Net Sales                              $1,106,103,000       $   962,233,000
Gross profit                              110,121,000           115,343,000
Operating income                           31,506,000            36,076,000
Income before income taxes                 21,952,000            27,022,000
Net income                             $   16,953,000       $    17,564,000

Basic net income per share                      $1.37                 $1.59
Diluted net income per share                    $1.36                 $1.48
Average shares outstanding                 12,370,000            11,079,000


                                               Fourth Quarter ended
                                          ------------------------------
                                          January 2,         December 27,
                                             1999                 1997
                                          -----------         -----------
                                                     (Unaudited)
Net sales                                $347,641,000          $233,095,000
Gross profit                               33,243,000            25,587,000
Operating income                           10,785,000             4,905,000
Income before income taxes                  7,837,000             2,920,000
Net income                                 $4,229,000            $1,898,000

Basic net income per share                      $0.35                 $0.16
Diluted net income per share                    $0.35                 $0.16
Average shares outstanding                 12,191,000            12,134,000

                              # # #

For Further Information:
     COMPANY CONTACT:                   CHICAGO:
     Joseph A. Robinson                 William C. Schall
     Senior VP and CFO                  3023 N. Clark St. #210
     219/264-2131                       773/281-4727

     [You can obtain recent investor communications, such as shareholder reports and news releases, by fax from Excel.
     Call 219/262-9961, ext. 555, and follow recorded instructions. You can reach Excel as www.excelinc.com on the Internet.]

     Some of the statements in this news release are forward-looking statements that involve certain risks and uncertainties. Potential risks and uncertainties include economic factors, concentration of a substantial percentage of sales in a few major OEM customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange
     Commission.